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
As filed with the Securities and Exchange Commission on June 29, 1995            Registration No. 33-
=====================================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                               ----------------
                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ----------------
                               LTX CORPORATION
            (Exact name of registrant as specified in its charter)

         MASSACHUSETTS                                     04-2594045
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                        Identification Number)

                        LTX PARK AT UNIVERSITY AVENUE
                        WESTWOOD, MASSACHUSETTS  02090
                                (617) 461-1000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOHN J. ARCARI
                               LTX CORPORATION
                        LTX PARK AT UNIVERSITY AVENUE
                        WESTWOOD, MASSACHUSETTS  02090
                                (617) 461-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                       Copies of all communications to:

  RICHARD M. HARTER, ESQ.                            EDWIN L. MILLER, JR., ESQ.
  Bingham, Dana & Gould                              Testa, Hurwitz & Thibeault
   150 Federal Street                                      53 State Street
Boston, Massachusetts 02110                         Boston, Massachusetts 02109
                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                            Calculation of Registration Fee
=======================================================================================================================
                                                                           Proposed       Proposed
                                                                           Maximum        Maximum
                                                         Amount            Offering       Aggregate         Amount of
      Title of Each Class of                             to be             Price Per       Offering        Registration
    Securities to be Registered                       Registered (1)       Share (2)      Price (2)            Fee
- -----------------------------------------------------------------------------------------------------------------------
Common Stock ($.05 par value).............           2,241,891 shares        $8.50       $19,056,074        $6,571.06
=======================================================================================================================


(1) This Registration Statement relates to the shares of Common Stock issuable upon conversion of the registrant's 13 1/2% Convertible Subordinated Debentures due 2011 and shares of Common Stock to be issued to the Purchasers in respect of such Debentures not converted and the possible reoffering of such shares of Common Stock by the Purchasers as described in the Prospectus.
(2) Pursuant to Rule 457(c) of the Securities Act of 1933, and solely for the purpose of calculating the amount of the registration fee, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices of $8.50 on June 27, 1995 on the Nasdaq National Market of LTX Corporation Common
Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
                                  PROSPECTUS
- --------------------------------------------------------------------------------



                                2,241,891 Shares

                                LTX CORPORATION
                                  Common Stock
                               ($0.05 par value)


          The 2,241,891 shares of Common Stock of LTX Corporation (the "Company") covered hereby are the maximum number of shares of Common Stock issuable upon conversion of the Company's 13-1/2% Convertible Subordinated Debentures Due 2011 (the "Debentures").



          The Company has called the Debentures for redemption on July 24, 1995 (the "Redemption Date") at a redemption price of $1,000 for each $1,000 principal amount of Debentures plus accrued interest of $37.13, or a total of $1,037.13 for each $1,000 principal amount of Debentures. Prior to 5:00 p.m., E.D.T., on the Redemption Date, the Debentures may be converted, at the option of the holders, at a conversion price of $7.00 per share, into 142.86 shares of the Company's Common Stock for each $1,000 principal amount of Debentures. Thereafter, no further conversion of Debentures may be made. Holders who elect to convert their Debentures into Common Stock will not be entitled to receive accrued interest. Any Debentures not duly surrendered for redemption or conversion prior to 5:00 p.m., E.D.T., on the Redemption Date shall become due and payable and cease to accrue interest on the Redemption Date. The last reported sale price of the Company's Common Stock on the Nasdaq National Market on June 27, 1995 was $8.37 per share.



The Company has arranged for Lehman Brothers Inc. and Needham & Company, Inc. (the "Purchasers"), subject to certain conditions, to purchase on the Redemption Date any Debentures properly delivered to the Agent referred to herein for purchase prior to 5:00 p.m., E.D.T., on the Redemption Date, and to convert such purchased Debentures into Common Stock. The Purchasers will pay $1,001.50 for each $1,000 principal amount of such Debentures and the Company will pay accrued interest of $37.13 for each $1,000 principal amount of Debentures, for a total payment of $1,038.63 for each $1,000 principal amount of Debentures. Prior to such time, the Purchasers may also purchase Debentures in the open market, and any Debentures so purchased will also be converted into Common Stock. In addition, in the event that less than all the Debentures are surrendered for conversion on or prior to the Redemption Date, the Company has arranged for the Purchasers to purchase directly from the Company, subject to certain conditions, up to that number of shares of Common Stock which would have been issuable upon conversion of the Debentures not so surrendered and converted. This Prospectus also covers any such shares sold to the Purchasers and the resale to the public of any such shares. See "Standby and Other Arrangements" herein.



          The redemption price, number of shares issuable upon conversion and the price payable by the Purchasers for Debentures to be sold to the Purchasers are expressed herein by reference to $1,000 principal amount of Debentures. Each of such prices and amounts will be appropriately adjusted to the extent any Debentures are held in principal amounts which are not multiples of $1,000.



          SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE COMMON STOCK OFFERED HEREBY.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          Prior to and after the Redemption Date, the Purchasers may offer Common Stock acquired through the purchase and conversion of Debentures or pursuant to the standby arrangements directly to the public at prices set from time to time by the Purchasers. Each such price when set will not exceed the highest price at which a dealer not participating in the distribution is then offering shares of Common Stock to other dealers plus the amount of any concession to dealers, and an offering price on any calendar day will not be increased more than once during such day. In effecting such transactions, the Purchasers may realize profits or losses independent of the compensation referred to under "Standby and Other Arrangements." The Purchasers may also make sales to dealers at prices that represent concessions from the prices at which such shares are then being offered to the public. The amount of such concessions will be determined from time to time by the Purchasers. Any Common Stock so offered is offered subject to prior sale, when, as and if received by the Purchasers, and subject to their right to reject orders in whole or in part.

LEHMAN BROTHERS                                          NEEDHAM & COMPANY, INC.


The date of this Prospectus is June 29, 1995.

          IN CONNECTION WITH THIS OFFERING, THE PURCHASERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK, THE DEBENTURES OR BOTH AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7
World Trade Center, Suite 1300, New York, New York 10048; Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., at prescribed rates.

          A Registration Statement on Form S-3 relating to the securities offered hereby has been filed by the Company with the Commission. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1994, the Company's Quarterly Reports on Form 10-Q for the quarters ended October 31, 1994, January 31, 1995 and April 30, 1995, the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on November 24, 1982, as amended by the Company's Form 8-A/A filed with the Commission on September 30, 1993, and the description of the Company's Common Stock Purchase Rights (the "Rights") contained in the Company's Registration Statement on Form 8-A filed with the Commission on May 17, 1989, as amended by the Company's Form 8-A/A filed with the Commission on September 30, 1993, are incorporated herein by reference. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request from such person, a copy of any and all of the documents that have been incorporated by reference in this Prospectus, other than exhibits to such documents not specifically incorporated by reference. Written or telephone requests for such documents should be directed to LTX Corporation, LTX Park at University Avenue, Westwood, Massachusetts 02090 (Telephone (617) 461-1000),
Attention: John J. Arcari, Chief Financial Officer.

                                  RISK FACTORS

CYCLICALITY OF SEMICONDUCTOR INDUSTRY

   The Company's business is largely dependent upon the capital expenditures of semiconductor manufacturers. The semiconductor industry is highly cyclical and has historically experienced recurring periods of oversupply, which often have had a severe detrimental effect on such industry's demand for test equipment. The Company attempts to mitigate the risk of cyclicality in the semiconductor industry and changes in particular segments of the industry by offering products to a wide geographic base of customers in the digital, linear and mixed signal integrated circuit ("IC") and discrete component markets.
However, any factor adversely affecting any particular market or segment would adversely affect the Company's business and results of operations. No assurance can be given that the Company's business and results of operations will not be materially and adversely affected if downturns or changes in any particular market segments of the semiconductor industry occur in the future, especially if all of the market segments in which the Company participates experience downturns at the same time.

OPERATING LOSSES; FLUCTUATIONS IN REVENUES AND OPERATING RESULTS

   The Company incurred net losses its last three fiscal years, primarily as a result of semiconductor industry cyclicality and reductions in orders from certain major customers. Although the Company recognized a net profit of $5,614,000 in its first three quarters of fiscal 1995, there can be no assurance that the Company will be profitable in the future.

   The Company's revenues and operating results have fluctuated and could in the future fluctuate significantly from period to period, including from one quarterly period to another, due to a combination of factors, including the cyclical demand of the semiconductor business, the large selling prices of the Company's test systems (which typically result in a long selling process) and the mix between and configuration of digital and linear/mixed signal and discrete component test systems sold in a particular period. The Company has also experienced significant fluctuations in its gross margin on product sales. Given the relatively large selling prices of the Company's test systems, sales of a limited number of test systems account for a substantial portion of revenues in any particular fiscal quarter and a single transaction could therefore have a significant impact on revenues and gross margins for that fiscal quarter. The impact of these and other factors on the Company's revenues and operating results in any future period cannot be forecast with accuracy. In addition, the need for continued investment in research and development, for capital equipment requirements and for extensive worldwide customer support capability results in significant fixed costs which would be difficult to reduce in the event that the Company does not meet its objectives.

CUSTOMER CONCENTRATION

   Sales to the Company's top ten customers accounted for 58% of net sales in both fiscal 1994 and fiscal 1993 and approximately 66% of net sales in fiscal 1992. The loss of a major customer or reduction in orders by major customers, including reductions due to market or competitive conditions in the semiconductor industry, has had in the past and would have in the future an adverse effect on the Company's business and results of operations. In addition, the Company's ability to increase its sales will depend in part upon its ability to obtain orders from new customers. There is no assurance that the Company will be able to do so. Once a semiconductor manufacturer has initially selected a particular semiconductor test equipment vendor's test system for a generation of semiconductors and made a substantial investment to develop related test program software and interfaces, the manufacturer is more likely to continue to purchase test systems from that vendor for the entire generation of semiconductors and, possibly, subsequent generations of similar semiconductors as well.

IMPORTANCE OF NEW PRODUCT INTRODUCTION

   The semiconductor test equipment ("STE") market is subject to rapid technological change and new product introductions. The Company's ability to remain competitive in the digital, linear and mixed signal IC and discrete component markets will depend upon its ability to successfully enhance existing test systems and develop new generations of test systems and to introduce these new products on a timely and cost effective basis. The Company also has to manufacture its products in volume at a competitive price and on a timely basis to enable customers to integrate them into their operations as they begin to produce the next generation of semiconductors. There can be no assurance that the Company will be successful in the introduction and volume manufacture of its new products, that such introduction will coincide with the development by semiconductor manufacturers of their next generation semiconductors or that such products will satisfy customer needs or achieve market acceptance. The Company's failure to have a competitive test system available when required by a semiconductor manufacturer could make it substantially more difficult for the Company to sell test systems to that manufacturer for a number of years. The Company has in the past experienced delays in introducing certain of its products and enhancements, and there can be no assurance that it will not encounter technical or other difficulties that could in the future delay the introduction of new products or enhancements. In addition, the Company may incur substantial costs to ensure the functionality and reliability of its new products early in the products' life cycles. Furthermore, announcements by the Company or its competitors of new products could cause customers to defer or forego purchases of the Company's existing products, which would also adversely affect the Company's business and results of operations.

HIGHLY COMPETITIVE INDUSTRY

   The STE industry is highly competitive in all areas of the world. Most of the Company's major competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities than the Company. The Company expects its competitors to continue to improve the performance of their current products and to introduce new products with improved price and performance characteristics. New product introductions by the Company's competitors could cause a decline in sales or loss of market acceptance of the Company's existing products. In addition, increased competitive pressure could lead to intensified price based competition, resulting in lower prices and adversely affecting the Company's business and results of operations. In particular, at the end of a product life cycle and as the Company and its competitors introduce more technologically advanced products, it becomes more difficult to maintain established prices for the earlier introduced product. From time to time, the Company's test systems are sold by third parties as used equipment at prices substantially below the prices of new test systems sold by the Company. Such sales of used test systems may adversely affect the Company's sales of new test systems. Certain of the Company's customers have also developed test equipment. The Company believes that to remain competitive it will require significant financial resources for investment in new product development and for the maintenance of customer support centers worldwide. There can be no assurance that the Company will be able to compete successfully in the future.

DEPENDENCE UPON KEY PERSONNEL

   The Company's success is dependent upon certain key management and technical personnel. There is intense competition for qualified employees among companies in the semiconductor test equipment industry, and the loss of certain of the Company's employees or an inability to attract and motivate highly skilled employees could adversely affect its business.

PROPRIETARY RIGHTS

   The Company's future success depends in part upon its proprietary technology. Although the Company attempts to protect its proprietary technology through a combination of contract provisions, trade secrets, copyrights and patents, it believes that its future success depends more upon its engineering, manufacturing, marketing and service skills. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or the independent development by others of similar technology.

   The use of patents to protect hardware and software has increased in the STE industry. The Company has at times been notified of claims that it may be infringing patents issued to others. Although there are no pending actions against the Company regarding any patents, and the Company has not been notified of any claims since 1990, no assurance can be given that infringement claims by third parties in the future will not have a material and adverse affect on the Company's business and results of operations. As to any claims asserted against the Company, the Company may seek or be required to obtain a license under the third party's intellectual property rights. There can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, the Company could decide to resort to litigation to challenge such claims or a third party could resort to litigation to enforce such claims. Such litigation could be expensive and time concerning and could materially adversely affect the Company's business and results of operations.

DEPENDENCE ON KEY SUPPLIERS

   Most of the components for the Company's products are available from a number of different suppliers; however, certain components are purchased from a single supplier. Although LTX believes that all single-source components are currently available in adequate amounts, there can be no assurance that shortages will not develop in the future. Any disruption or termination of supply of certain single-source components could have an adverse effect on the Company's business and results of operations.

VOLATILITY OF STOCK PRICE

   The Company's Common Stock has experienced substantial price volatility, particularly as a result of quarter to quarter variations in the actual or anticipated financial results of, or announcements by, the Company, its competitors or its customers concerning technological innovations, new products or developments concerning patents or proprietary rights. In addition, the stock market has experienced extreme price and volume fluctuations which have particularly affected the market price of many technology companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may have an unfavorable effect on the market price of the Company's Common Stock.

                                  THE COMPANY

          LTX Corporation (the "Company" or "LTX") designs, manufactures and markets automatic test equipment for the semiconductor industry that is used to test digital, linear and mixed signal (a combination of digital and linear) integrated circuits ("ICs") and discrete semiconductor components. The Company currently offers products in four broad categories: three lines of semiconductor test systems and a line of test system networking products. The three lines of test systems are: digital test systems, which test digital ICs, including microprocessors and microcontrollers; linear/mixed signal test systems, which test a wide range of linear and mixed signal ICs; and discrete component test systems, which test small signal and high-power semiconductor components. The Company also sells service and applications support for its test systems. The semiconductors tested by the Company's test systems are widely used in the computer, communications, automotive and consumer electronics industries. The Company markets its products worldwide to both manufacturers and users of digital, linear and mixed signal ICs and discrete semiconductor components.

          LTX is a Massachusetts corporation formed in 1976. Its principal offices are located at LTX Park at University Avenue, Westwood, Massachusetts 02090, and its telephone number is (617) 461-1000. Unless the context indicates otherwise, references in this Prospectus to "LTX" or the "Company" are to LTX Corporation and its consolidated subsidiaries.

                                USE OF PROCEEDS

The net proceeds to be received by the Company from the sale to the Purchasers of Common Stock pursuant to the agreement described herein under "Standby and Other Arrangements" will be used to redeem the Debentures not tendered for conversion or for sale to the Purchasers. The remainder, if any, will be used for general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

The Company's Common Stock is traded in the over-the-counter market under the symbol "LTXX". The following table sets forth for the periods indicated the actual high and low sales prices per share of Common Stock, as reported by
Nasdaq:


                                                             High             Low
                                                             ----             ---
       Fiscal 1993:
         Year Ended July 31,

         First Quarter..............................        $ 2 1/16         $ 1 3/8
         Second Quarter.............................        $ 4 1/2          $ 1 3/4
         Third Quarter..............................        $ 5 7/8          $ 3 1/8
         Fourth Quarter.............................        $ 6 1/2          $ 4 5/8

       Fiscal 1994:
         Year Ended July 31,

         First Quarter..............................        $ 8 1/4          $ 4 3/4
         Second Quarter.............................        $ 5 5/8          $ 3 1/8
         Third Quarter..............................        $ 4 1/2          $ 2
         Fourth Quarter.............................        $ 3 3/4          $ 2

       Fiscal 1995:
         Year Ended July 31,

         First Quarter..............................        $ 4 3/4          $ 3
         Second Quarter.............................        $ 5 11/16        $ 3 1/2
         Third Quarter..............................        $ 6 7/16         $ 4 7/8
         Fourth Quarter.............................        $ 9 3/8          $ 6             (through June 27, 1995)



          On June 27, 1995, the last sale price of the Company's Common Stock, as reported by Nasdaq, was $8.37. On June 27, 1995, there were 1,240 holders of record of the Common Stock.



                                DIVIDEND POLICY

          The Company has never paid cash dividends. It is the present policy of the Company's Board of Directors to retain earnings to finance expansion of the Company's operations. The Company does not expect to pay dividends in the foreseeable future.

                          REDEMPTION OF DEBENTURES AND
                           ALTERNATIVES TO REDEMPTION

REDEMPTION OF DEBENTURES

          The Company has called all of its outstanding 13 1/2% Convertible Subordinated Debentures Due 2011 (the "Debentures") for redemption on July 24, 1995 (the "Redemption Date"). Pursuant to the terms of the Indenture dated as of June 15, 1990 (the "Indenture"), between the Company and The First National Bank of Boston, as Trustee, under which the Debentures were issued, and as a result of the call, holders of Debentures are entitled to receive from the Company upon redemption the sum of $1,000 per $1,000 principal amount of Debentures plus accrued interest of $37.13, or a total of $1,037.13 for each $1,000 principal amount of Debentures.

          Holders of Debentures have as alternatives to redemption, in addition to the right to sell their Debentures through usual brokerage facilities (1) the right to convert their Debentures into Common Stock and (2) the right to deliver their Debentures to the Agent (as defined below) for purchase at a price in excess of the redemption price, as described on the cover page of this Prospectus, below and under "Standby and Other Arrangements" herein. The availability of these two alternatives will terminate at 5:00 p.m., E.D.T., on the Redemption Date, as more fully described below.

CONVERSION OF DEBENTURES INTO COMMON STOCK

          Prior to 5:00 p.m., E.D.T., on the Redemption Date, Debentures may be converted at the option of the holder, at a conversion price of $7.00 per share, into 142.86 shares of the Company's Common Stock for each $1,000 principal amount of Debentures. (Cash will be paid in lieu of any fractional share). Thereafter no further conversion of Debentures may be made. Upon conversion of the Debentures, no payment or adjustment will be made in respect of accrued interest. To convert any Debentures, the holder thereof must surrender the Debentures therefor, duly endorsed or assigned to the Company or in blank, to The First National Bank of Boston, as Conversion, Purchase and Redemption Agent (the "Agent"), accompanied by a written notice to convert, which may be in the form of the Letter of Transmittal provided to all registered holders of Debentures. The Debentures may be converted only by their delivery to the Agent for that purpose prior to 5:00 p.m., E.D.T., on the Redemption Date. Debentures which are neither delivered for conversion nor sold to the Purchasers referred to under "Standby and Other Arrangements" will be redeemed as set forth above.


          The last reported sales price of the Company's Common Stock on the Nasdaq National Market on June 27, 1995 was $8.37 per share. See "Price Range of Common Stock" herein for additional market price information. As long as the market price of the Common Stock remains above $7.27 per share, the holders of Debentures who elect to convert will receive upon conversion Common Stock having a greater current market value (exclusive of various expenses of sale) than the amount of cash receivable upon redemption or upon a sale of Debentures to the Purchasers referred to under "Standby and Other Arrangements".


SALE OF DEBENTURES TO THE PURCHASERS


As an additional alternative to redemption, holders of Debentures may cause their Debentures to be delivered to the Agent at any time prior to 5:00 p.m., E.D.T., on the Redemption Date for purchase, subject to certain conditions, by the Purchasers on the Redemption Date, who will then convert such purchased Debentures into Common Stock. The Purchasers will pay $1,001.50 for each $1,000 principal amount of Debentures and the Company will pay accrued interest of $37.13 for each $1,000 principal amount of Debentures, for a total payment of $1,038.63 for each $1,000 principal amount of Debentures. Although the sale of Debentures to the Purchasers would provide to a holder a larger amount in cash than the amount payable on redemption, it may, depending on the market price of the Company's Common Stock, be less favorable than the alternative of conversion. For further information relating to this alternative, see "Standby and Other Arrangements" herein.

SUMMARY OF ALTERNATIVES TO REDEMPTION


          Under the foregoing alternatives, based on the last reported sales price of the Company's Common Stock on the Nasdaq National Market on June 27, 1995 of $8.37, a holder of $1,000 principal amount of Debentures who converted such Debentures on that date would have received Common Stock having a market value which would have been in excess of both the redemption price and the price to be paid upon a sale of Debentures to the Purchasers. As long as the market price of the Company's Common Stock remains above $7.27 per share, holders of the Debentures who elect to convert will receive upon conversion Common Stock having a current market value greater than the amount of cash receivable upon redemption or upon a sale of Debentures to the Purchasers referred to under "Standby and Other Arrangements" herein. If a holder of $1,000 principal amount of Debentures surrenders such Debentures for redemption, such holder will receive $1,037.13 in cash, or if such Debentures are sold to the Purchasers, the holder will receive $1,038.63 in cash. The redemption price, number of shares issuable upon conversion and the price payable by the Purchasers for Debentures to be sold to the Purchasers are expressed herein by reference to $1,000 principal amount of Debentures. Each of such prices and amounts will be appropriately adjusted to the extent any Debentures are held in principal amounts which are not multiples of $1,000.
IT SHOULD BE NOTED, HOWEVER, THAT THE PRICE OF THE COMMON STOCK RECEIVED UPON CONVERSION WILL FLUCTUATE IN THE MARKET AND THAT THE HOLDER MAY INCUR VARIOUS EXPENSES OF SALE IF SUCH COMMON STOCK IS SOLD IN THE MARKET. HOLDERS OF DEBENTURES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF A REDEMPTION, CONVERSION OR SALE OF DEBENTURES.

                          DESCRIPTION OF COMMON STOCK

          The Company's By-laws provide that holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders are not entitled to cumulative voting in the election of directors. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy". In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Common Stock has no preemptive or conversion rights and is not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is, and the Common Stock to be issued upon conversion of the Debentures or to be sold to the Purchasers pursuant to the standby arrangements described herein under "Standby and Other Arrangements" will be, validly issued, fully paid and non-assessable. Under the Company's By-laws, a special meeting of stockholders may be called by stockholders only if called by one or more stockholders who hold at least 40% in interest of the Company's capital stock entitled to vote at such meeting.

          The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

          The Company furnishes to its stockholders annual reports containing financial statements that have been examined and reported upon, with an opinion expressed, by its independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

RIGHTS AGREEMENT

          The Board of Directors of the Company adopted a Rights Agreement, dated as of May 11, 1989, between the Company and The First National Bank of Boston, as rights agent (the "Rights Agreement") and in connection therewith issued one common share purchase right for each share of Common Stock then or thereafter outstanding. The rights will become exercisable only if a person or group acquires 20% or more of the Company's Common Stock or announces a tender offer that would result in ownership of 30% or more of the Common Stock. Initially, each right will entitle a stockholder to buy one share of Common Stock of the Company at a purchase price of $30.00 per share, subject to adjustment depending upon the occurrence thereafter of certain events.

          Before any person or group has acquired 20% or more of the Common Stock of the Company, the rights are redeemable by the Company at $0.01 per right. The rights will expire on May 11, 1999, unless redeemed by the Company prior to that date.

CLASSIFIED BOARD

          The Company's Board of Directors is divided into three classes, with two classes consisting of three directors and one class consisting of two directors. Each class serves three years, with the terms of office of the respective classes expiring in successive years.

CERTAIN EFFECTS

          The above described provisions of the Company's By-laws, the Rights Agreement and the classified board may discourage potential takeover attempts. The Company's Rights Agreement, in particular, may discourage a future acquisition of the Company not approved by the Board of Directors in which stockholders might otherwise receive a higher value for their shares or which a substantial number and perhaps even a majority of the Company's stockholders believes to be in the best interests of all stockholders. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. These provisions could have an adverse effect on the market price of the Common Stock.

                         STANDBY AND OTHER ARRANGEMENTS


          Subject to the terms and conditions set forth in the Standby Agreement, the Purchasers have severally agreed to purchase, in the respective percentages set forth below, such Debentures as are properly tendered to the Agent for sale to the Purchasers, and have further agreed to have such Debentures converted into the Company's Common Stock. The Purchasers will pay $1,001.50 for each $1,000 principal amount of such Debentures.



                          Purchasers                        Percentage
                          ----------                        ----------
                     Lehman Brothers Inc.                      66 2/3%
                     Needham & Company, Inc.                   33 1/3%
                                                                    -
                                                                 100%




          The Standby Agreement provides that the Purchasers are obligated to purchase on the Redemption Date, subject to certain conditions, all Debentures properly tendered to the Agent prior to 5:00 p.m., E.D.T., on the Redemption Date (the "Tendered Debentures"). The Purchasers may also purchase Debentures in the open market prior to the Redemption Date, and the Purchasers have agreed with the Company to have any Debentures so purchased converted into the Company's Common Stock. In addition, in the event less than all of the outstanding Debentures are surrendered for conversion on or prior to the Redemption Date, the Purchasers have severally agreed, subject to certain conditions, to purchase, in the same proportions as their obligations to purchase Debentures set forth above, on the Redemption Date directly from the Company up to that number of shares of Common Stock which would have been issuable upon conversion of the Debentures not so surrendered and converted. The price to the Purchasers of Common Stock so purchased will be approximately $7.00 per share. The Company would apply any such proceeds towards payment of the redemption price of any Debentures presented for payment on or after the Redemption Date.



          The Purchasers propose to offer the Common Stock directly to the public as set forth on the cover page of this Prospectus. The Purchasers may also offer the Common Stock to certain securities dealers at prices which may represent concessions from the prices at which such shares are then being offered to the public. The Purchasers may allow, and such dealers may reallow, a concession to certain brokers and dealers. The amount of such concessions and reallowances will be determined from time to time by the Purchasers. In effecting such transactions, the Purchasers may realize profits and losses independent of the compensation referred to below. The Purchasers will remit to the Company any profits realized by the Purchasers on sales of the shares of Common Stock purchased from the Company or received upon conversion of the Tendered Debentures pursuant to the Standby Agreement up to $280,657 and will remit to the Company fifty percent of any such profit realized by the Purchasers on sales of such shares in excess of $280,657. The Company has agreed to indemnify the several Purchasers against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Purchasers may be required to make in respect thereof.



          The Company has agreed not to sell or otherwise dispose, or to register or to otherwise facilitate the sale or disposal, of any shares of its Common Stock or any security convertible into or exchangeable for shares of its Common Stock from the date of this Prospectus through the date 90 days after the Redemption Date without the prior written consent of the Purchasers, except issuances of Common Stock pursuant to the exercise of outstanding stock options or warrants or upon conversion of the Debentures or the Company's 7 1/4% Convertible Subordinated Debentures due 2011 and subject to certain other exceptions.



          Pursuant to the terms of the Standby Agreement and in consideration of their obligations thereunder, the Company has agreed to pay the Purchasers an amount equal to the sum of (a) $280,657 and (b) an amount per share of Common Stock acquired by the Purchasers through purchase and conversion of Debentures or purchased directly from the Company pursuant to the Standby Agreement of $.376. The Company also has agreed to reimburse the Purchasers for their out-of-pocket expenses, including the fees and disbursements of their counsel. The Purchasers will not be entitled to any compensation for assisting the Company in contacting the holders of Debentures concerning the alternatives available to them in connection with the redemption of the Debentures.

                            VALIDITY OF COMMON STOCK

          The validity of the Common Stock will be passed upon for the Company by Pamela A. Keating, General Counsel of the Company. Ms. Keating owns or has the right to acquire pursuant to stock options 15,000 shares of the Company's Common Stock.

                                    EXPERTS

          The financial statements and schedules of the Company as of July 31,1994 and 1993 and for each of the years in the three-year period ended July 31, 1994 incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

          No dealer, salesman, or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Purchasers. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to any person to whom it is not lawful to make such an offer or solicitation in such jurisdiction. All information contained in this Prospectus is as of the date of this Prospectus. Neither the delivery of this Prospectus nor any sale or distribution and resale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth a reasonably itemized statement of all expenses other than fees and commissions to the Purchasers in connection with the issuance and distribution of the shares of Common Stock being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.


         SEC registration fee . . . . . . . . . . . . . . . . . .    $ 6,571.06
         Blue sky fees and expenses . . . . . . . . . . . . . . .     10,000
         Trustee fees . . . . . . . . . . . . . . . . . . . . . .      3,500
         Legal fees and expenses  . . . . . . . . . . . . . . . .     35,000
         Accounting fees and expenses . . . . . . . . . . . . . .     20,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . .      5,000
                 Total  . . . . . . . . . . . . . . . . . . . . .    $80,251.06
                                                                     ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Chapter 156B of the Massachusetts General Laws, under which the Company is organized, permits a Massachusetts corporation to adopt a provision in its Articles of Organization eliminating or limiting the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty).

         On December 8, 1987, the stockholders approved an amendment to the Company's Articles of Organization. The amendment to the Articles of Organization, which became effective on April 8, 1988, is as follows:

                 "No director shall be personally liable to the corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing distributions to stockholders in violation of the corporation's Articles of Organization or which render the corporation insolvent or bankrupt, and approving loans to officers or directors of the corporation which are not repaid and which were not approved or ratified by a majority of disinterested directors or stockholders, or
         (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment."

         The By-laws of the registrant provide for indemnification of officers and directors as follows:

                 SECTION 6.5  INDEMNIFICATION.

                 (a) The Corporation shall indemnify each director and officer against all judgments, fines, settlement payments and expenses, including reasonable attorneys' fees, paid or incurred in connection with any claim, action, suit or proceeding, civil or criminal, to which he may be made a party or with which he may be threatened by reason of his being or having been a director or officer of the corporation, or, at its request, a director, officer, stockholder or member of any other corporation, firm, association or other organization or by reason of his serving or having served, at its request, in any capacity with respect to any employee benefit plan, or by reason of any action or omission by him in such capacity, whether or not he continues to be a director or officer at the time of incurring such expenses or at the time the indemnification is made. No indemnification shall be made hereunder (i) with respect to payments and expenses incurred in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding not to have acted in good faith and in the reasonable belief that his action was in the best interests of the corporation (or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan), or (ii) otherwise prohibited by law. The foregoing right of indemnification shall not be exclusive of other rights to which any director or officer may otherwise be entitled and shall inure to the benefit of the executor or administrator of such director or officer. The Corporation may pay the expenses incurred by any such person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by such person to repay such payment if it is determined that such person is not entitled to indemnification hereunder.

                 (b) The Board of Directors may, without stockholder approval, authorize the Corporation to enter into agreements, including any amendments or modification thereto, with any of its directors, officers or other persons described in paragraph (a) above providing for indemnification of such persons to the maximum extent permitted under applicable law and the Corporation's Articles of Organization and By-laws.

                 (c) No amendment to or repeal of this section shall have any adverse effect on (i) the right of any director or officer under any agreement entered into prior thereto, or (ii) the rights of any director or officer hereunder relating to his service, for which he would otherwise be entitled to indemnity hereunder, during any period prior to such amendment or repeal.

         The Company has a directors' and officers' liability policy that insures the Company's directors and officers against certain liabilities.

ITEM 16.  EXHIBITS

          1.1    - Form of Standby Agreement

         *4.1    - Articles of Organization, as amended, of the Registrant are incorporated herein by reference to  Exhibit 2 to the
                   Registrant's Form 8-A/A filed with the Commission on September 30, 1993 amending the Registrant's Registration
                   Statement on Form 8-A filed with the Commission on November 24, 1982.

         *4.2    - By-laws, as amended, of the Registrant are incorporated herein by reference to Exhibit 3 to the  Registrant's
                   Form 8-A/A filed with the Commission on September 30, 1993 amending the Registrant's Registration Statement on
                   Form 8-A filed with the Commission on November 24, 1982.

         *4.3    - Rights Agreement, as amended, of the Registrant is incorporated herein by reference to Exhibit 1  of the
                   Registrant's Form 8-A/A filed with the Commission on September 30, 1993 amending the Registrant's Registration
                   Statement on Form 8-A filed with the Commission on May 17, 1989.

          5.1    - Opinion of Pamela A. Keating, Esq.

         23.1    - Consent of Arthur Andersen LLP.

         23.2    - Consent of Pamela A. Keating, Esq. (included in Exhibit 5.1).

         24.1    - Power of Attorney (included on page II-4).

_________________
*  Incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 unless the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement unless the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions described in
Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westwood and Commonwealth of Massachusetts on the 28th day of June, 1995.



                                              LTX Corporation


June 28,1995                             By:  /s/ Roger W. Blethen
                                              ------------------------------
                                                  Roger W. Blethen
                                                  Director and President




         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Roger W. Blethen and Martin S. Francis, or either of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments or post-effective amendments to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.




         Signature                                 Title                                      Date
         ---------                                 -----                                      ----
/s/ Graham C. C. Miller                 Chairman of the Board                             June 28, 1995
- ----------------------------------
   (Graham C. C. Miller)

/s/ Roger W. Blethen                    President and Director (Principal                 June 28, 1995
- ----------------------------------      Executive Officer)
   (Roger W. Blethen)

/s/ Martin S. Francis                   President and Director (Principal                 June 28, 1995
- ----------------------------------      Executive Officer)
   (Martin S. Francis)

/s/ John J. Arcari                      Chief Financial Officer and Treasurer             June 28, 1995
- ----------------------------------      (Principal Financial Officer)
   (John J. Arcari)

/s/ Glenn W. Meloni                     Controller (Principal Accounting                  June 28, 1995
- ----------------------------------      Officer)
   (Glenn W. Meloni)

/s/ Jacques Bouyer                      Director                                          June 28, 1995
- ----------------------------------
   (Jacques Bouyer)

/s/ Fred J. Butler                      Director                                          June 28, 1995
- ----------------------------------
   (Fred J. Butler)

/s/ Roger J. Maggs                      Director                                          June 28, 1995
- ----------------------------------
   (Roger J. Maggs)

/s/ Robert E. Moore                     Director                                         June 28, 1995
- ----------------------------------
   (Robert E. Moore)

/s/ Samuel Rubinovitz                    Director                                        June 28, 1995
- ----------------------------------
   (Samuel Rubinovitz)
